Exhibit 99.1

CSRA Announces Third Quarter Fiscal Year 2017 Financial Results

•	Revenue of $1.22 billion down 3 percent compared to the second quarter of fiscal year 2017 (sequentially) consistent with normal seasonal pattern

•	Diluted EPS of $0.76 (GAAP) and $0.48 (Adjusted) reflect strong core profitability

•	Robust book-to-bill ratios of 1.5x for the quarter and 1.3x for the trailing twelve months build the foundation for future growth

FALLS CHURCH, Va., Feb. 7, 2017 - CSRA Inc. (NYSE:CSRA), a leading provider of next-generation IT solutions and professional services to government organizations, today announced financial results for the third quarter of fiscal year 2017, which ended December 30, 2016.
“Our strong third quarter was marked by superb cash flow and large, strategic new business wins,” said Larry Prior, CSRA president and CEO. “With these new wins, we are expanding our presence in next generation IT and bridging the technology needs of our customers with the capabilities and offerings of our technology partners. In addition, as we prepare for our fiscal year 2018, we crafted a clear and differentiated strategy to drive growth in our public sector markets, supported by a new brand and tagline–‘Think Next. Now.’–that captures CSRA’s ongoing commitment to the future. CSRA’s mission is to make America stronger through bigger ideas and better delivery. ‘Think Next. Now.’ imagines a better future and delivers it today for our customers, our partners, and, ultimately, all of the people our mission touches.”

(Dollars in millions, except per share data)	Three Months Ended		Nine Months Ended
	December 30, 2016	January 1, 2016	December 30, 2016	January 1, 2016
GAAP revenue	$1,222	$1,032	$3,739	$2,960
GAAP net income	$128	$51	$276	$171
GAAP diluted EPS	$0.76	$0.29	$1.62	$0.97

Pro forma revenue	$1,222	$1,272	$3,739	$3,908
Pro forma adjusted EBITDA	$211	$224	$658	$670
Pro forma adjusted diluted EPS	$0.48	$0.48	$1.54	$1.51

Note: All figures are unaudited; computation methods are shown at the end of the release.

Revenue for the third quarter of fiscal year 2017 was $1.22 billion, up 18 percent compared to the third quarter of fiscal year 2016, as a result of the merger with SRA International, Inc. Revenue for the quarter was down 4 percent compared to pro forma revenue in the third quarter of fiscal year 2016, which assumes the SRA merger occurred at the beginning of that period.

Consistent with normal seasonal leave-taking patterns, revenue for the quarter decreased 3 percent compared to the second quarter of fiscal year 2017.
To reduce pension obligations and financial volatility and offer participants financial flexibility, the Company extended a voluntary offer to former employees who participated in its largest qualified pension plan to receive immediate lump sum payments. Based on participants' elections, in the third quarter of fiscal year 2017, the Company made lump sum payments of $320 million and reduced pension obligations by $333 million, which necessitated a pension plan remeasurement as of December 1, 2016 with a non-cash mark-to-market benefit of $101 million. In addition, the remeasurement caused the recurring quarterly run rate for pension income to fall from $24 million in the second quarter to $(49) million in the third quarter and $21 million thereafter as a result of the lower asset base and higher projected interest rate.
The Company took advantage of improvements in the term loan markets to lower its effective interest rate, extend the maturities of all loans by one year and improve certain terms and conditions of the credit agreements. In connection with amendments to the term loans, the Company incurred a non-cash charge of $8 million to GAAP interest expense in the third quarter of fiscal year 2017 for the acceleration of deferred financing costs. The lower interest rate is expected to reduce interest expense by approximately $5 million annually.
Non-cash stock compensation expense during the quarter was $18 million, of which $14 million was a one-time charge related to performance-based awards assumed as a result of the merger with SRA.
GAAP net income for the third quarter of fiscal year 2017 of $128 million, or $0.76 per share, includes the $101 million pension mark-to-market benefit, $8 million charge related to the debt amendments, and $14 million stock compensation expense, as well as $11 million of amortization of SRA contract backlog and $5 million of other pre-tax merger and integration costs. Adjusted EBITDA, which excludes these items, was $211 million for the quarter, down 8 percent from the second quarter of 2017 and down 6 percent from pro forma adjusted EBITDA in the third quarter of fiscal year 2016. Adjusted EBITDA margin for the quarter was 17.3 percent, which reflects strong cost management and excellent program performance across the business. Adjusted diluted earnings per share for the quarter were $0.48, unchanged 2 percent from pro forma adjusted diluted earnings per share in the third quarter of fiscal year 2016.

Cash Management and Capital Deployment
For the quarter operating cash flow was $227 million, and free cash flow was $191 million, or more than 2.4 times adjusted net income. The strong cash generation reflected especially successful cash collections and lower tax payments.

In addition, cash flow was higher as a result of not making a $30 million intellectual property maintenance payment to CSC in the third quarter as anticipated under the 2015 IP Matters Agreement. CSRA and CSC are in discussions regarding the Master Separation and Distribution Agreement, IP Matters Agreement, and Non-US Agency Agreement executed in November 2015.
The Company executed on its balanced capital deployment program and used $50 million to pay down debt and $38 million to return to shareholders. As of December 30, 2016, the Company had $162 million in cash and cash equivalents and $2.6 billion in debt.
The Company paid a cash dividend of $0.10 per share on October 4, 2016, for a total payment of $17 million as part of its regular quarterly cash dividend program. On January 24, 2017, the Company paid a cash dividend of $0.10 per share, which will be reflected in the Company's financial statements for the fourth quarter of 2017.
During the quarter CSRA repurchased approximately 689 thousand shares of common stock through open market purchases at an average price of $30.56 per share. The aggregate purchase price was $21 million, leaving $321 million remaining under its share repurchase authorization, which will expire on March 31, 2019.

Business Development
Bookings totaled $1.9 billion in the third quarter, representing a book-to-bill ratio of 1.5x. The third quarter marked the eighth consecutive quarter with a pro forma book-to-bill ratio of 1.0x or higher. Pro forma bookings for the trailing twelve-month period totaled $6.8 billion, representing a pro forma book-to-bill ratio of 1.3x.
Included in the quarterly bookings were several particularly important single-award prime contracts:

•
Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance (C4ISR) Logistics Support. Under a $744 million, five-year task order, CSRA will support the U.S. Army’s Communications-Electronics Command (CECOM), providing a wide range of mission-essential logistics, maintenance and sustainment work for current and future C4ISR systems, equipment, and ancillary operational requirements for the Warfighter and U.S. coalition forces worldwide.

•
Healthcare Integrated General Ledger Accounting System (HIGLAS). The Centers for Medicare & Medicaid Services (CMS) awarded CSRA the $323 million, seven-year HIGLAS contract. In support of CMS’s accounting system, CSRA will introduce and implement DevOps methodologies for code migration and automated testing and potentially migrate the HIGLAS application to a cloud environment.

•
Department of Commerce (DOC) Cloud-Based Shared Services. CSRA received a new, single-award blanket purchase agreement with a $150 million ceiling over five years to help the DOC reduce operation costs, prepare for the 2020 census and enhance customer service quality. CSRA will develop and implement a wide variety of cloud-based shared services in the areas of acquisition, financial management, human resources and information technology.

•
Department of Homeland Security (DHS) Cybersecurity Services. DHS’s Office of Cybersecurity and Communications awarded CSRA a $52 million, four-year contract to CSRA to continue to delivers technical and programmatic expertise to prevent and resolve cyber incidents. The Company will also assist in developing new cybersecurity strategies and policies to help mitigate the risk of cyber incidents.

The Company’s backlog of signed business orders at the end of third quarter of fiscal year 2017 was $15.8 billion, of which $2.7 billion was funded. Total backlog increased 3 percent compared to the pro forma backlog at the end of the third quarter of fiscal year 2016.

Forward Guidance
With three quarters of reported performance, the Company is modifying its previously announced guidance ranges for revenue, adjusted EBITDA, and adjusted diluted earnings per share for fiscal year 2017 as specified in the table below. Free cash flow guidance is unchanged. The Company elects to provide ranges for certain metrics that are not prepared and presented in accordance with GAAP because it cannot make reliable estimates of key items that would be necessary to provide guidance for its GAAP operating and cash flow measures, including pension mark-to-market adjustments and integration expenses.

Metric	Fiscal Year 2017
Revenue (millions)	$4,960 - $5,010
Adjusted EBITDA (millions)	$857 - $867
Adjusted Diluted Earnings per Share	$1.98 - $2.02
Free Cash Flow (millions)	$300 - $350
The fiscal year 2017 adjusted EBITDA and diluted EPS guidance assumes pension income of $92 million, $4 million less than previously forecasted as a result of the pension remeasurement.
CSRA chief financial officer Dave Keffer commented, “From a financial standpoint the highlight of the quarter was the outstanding cash flow, which was well above net income and enables us to pay down debt, repurchase shares, and issue dividends to benefit our shareholders. As we approach the end of our fiscal year, we have narrowed our revenue, adjusted EBITDA, and adjusted EPS guidance ranges. We are pleased that will land near the upper end of our original adjusted earnings per share guidance. When we introduce guidance for fiscal year 2018 on our fourth quarter earnings call, we plan to exclude recurring pension income from EBITDA and EPS to enhance comparability with our peers and eliminate the effects of fluctuations that do not reflect CSRA's operational results."

Conference Call
CSRA executive management will hold a conference call on February 7, 2017, at 5 p.m. Eastern to discuss the financial results and outlook and answer questions. Analysts and institutional investors may participate on the conference call by dialing 877-883-0383 (domestic) or 412-902-6506 (international) and entering pass code 7195260. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the CSRA website (https://www.csra.com/investor-relations/). A replay of the conference call will be available on the CSRA website approximately two hours after the conclusion of the call.
About CSRA Inc.
CSRA (NYSE: CSRA) solves our nation’s hardest mission problems as a bridge from mission and enterprise IT to Next Gen, from government to technology partners, and from agency to agency.  CSRA is tomorrow’s thinking, today. For our customers, our partners, and ultimately, all the people our mission touches, CSRA is realizing the promise of technology to change the world through next-generation thinking and meaningful results. CSRA is driving towards achieving sustainable, industry-leading organic growth across federal and state/local markets through customer intimacy, rapid innovation and outcome-based experience. CSRA has over 18,000 employees and is headquartered in Falls Church, Virginia. To learn more about CSRA, visit www.csra.com. Think Next. Now.

Forward-looking Statements
All statements in this press release that do not directly and exclusively relate to historical facts constitute "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements represent CSRA's intentions, plans, expectations and beliefs, including statements about earnings, revenues, and other future financial business performance and strategies. The forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside the control of CSRA. These factors could cause actual results to differ materially from forward-looking statements. For a written description of these factors, see the sections titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in CSRA's most recent Annual Report on Form 10-K and any updating information in subsequent SEC filings. CSRA disclaims any intention or obligation to update these forward-looking statements, whether as a result of subsequent event or otherwise.

CSRA INC.
CONSOLIDATED AND CONDENSED BALANCE SHEETS (unaudited)

	As of
(Dollars in millions)	December 30, 2016	April 1, 2016
Current assets
Cash and cash equivalents	$162	$130
Receivables, net of allowance for doubtful accounts of $24 and $21, respectively	742	751
Prepaid expenses and other current assets	109	123
Total current assets	1,013	1,004

Intangible and other assets
Goodwill	2,335	2,332
Customer-related and other intangible assets, net of accumulated amortization of $232 and $201, respectively	787	870
Software, net of accumulated amortization of $106 and $95, respectively	79	41
Other assets	86	69
Total intangible and other assets	3,287	3,312

Property and equipment, net of accumulated depreciation of $794 and $773, respectively	586	530
Total assets	$4,886	$4,846

Current liabilities
Accounts payable	$182	$170
Accrued payroll and related costs	197	200
Accrued expenses and other current liabilities	523	528
Current capital lease liability	50	42
Current maturities of long-term debt	52	128
Dividends payable	18	18
Total current liabilities	1,022	1,086

Long-term debt, net of current maturities	2,550	2,656
Noncurrent capital lease liability	147	109
Deferred income tax liabilities	213	163
Other long-term liabilities	624	742

Commitments and contingent liabilities

Equity
Stockholders’ Equity:
Common stock, $0.001 par value, 750,000,000 shares authorized, 163,333,488 and 162,925,821 shares issued, and 162,988,095 and 162,925,821 shares outstanding, respectively	—	—
Additional paid-in capital	129	117
Accumulated earnings (deficit)	144	(74)
Accumulated other comprehensive income	31	21
Total stockholders’ equity	304	64
Noncontrolling interests	26	26
Total equity	330	90
Total liabilities and equity	$4,886	$4,846

CSRA INC.
CONSOLIDATED AND CONDENSED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended		Nine Months Ended
(Dollars in millions, except per share amounts)	December 30, 2016	January 1, 2016	December 30, 2016	January 1, 2016
Revenue	$1,222	$1,031	$3,739	$2,955
Related-party revenue	—	1	—	5
Total revenue	1,222	1,032	3,739	2,960

Cost of services	866	816	2,840	2,344
Related-party cost of services	—	1	—	5
Total cost of services (excludes depreciation and amortization)	866	817	2,840	2,349
Selling, general and administrative expenses	49	50	160	135
Separation and merger costs	5	44	18	100
Depreciation and amortization	61	45	189	113
Interest expense, net	36	14	95	24
Other expense (income), net	1	4	3	(17)
Total costs and expenses	1,018	974	3,305	2,704

Income before income taxes	204	58	434	256
Income tax expense	76	7	158	85
Net income	128	51	276	171
Less: noncontrolling interests	2	3	9	12
Net income attributable to CSRA common stockholders	$126	$48	$267	$159

Earnings per common share:
Basic	$0.77	$0.30	$1.63	$0.98
Diluted	$0.76	$0.29	$1.62	$0.97

Common share information (weighted averages, in thousands):
Common shares outstanding - basic	163,325	161,602	163,413	161,602
Dilutive effect of stock options and equity awards	1,563	3,074	1,388	3,074
Common shares outstanding - diluted	164,888	164,676	164,801	164,676

Cash dividend per common share	$0.10	$0.10	$0.30	$0.10

CSRA INC.
CONSOLIDATED AND CONDENSED STATEMENTS OF CASH FLOWS (unaudited)

(Dollars in millions)	Three Months Ended		Nine Months Ended
	December 30, 2016	January 1, 2016	December 30, 2016	January 1, 2016
Cash flows from operating activities
Net income	$128	$51	276	$171
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	60	41	191	113
Stock-based compensation	18	4	25	8
Excess tax benefit from stock compensation	(1)	—	(3)	—
Pension settlement and actuarial gains	(114)		(114)
Net (gain) loss on disposition of businesses and assets	2	4	2	(7)
Other non-cash items, net	—	8	1	8
Changes in assets and liabilities, net of acquisitions and dispositions:
Decrease (increase) in assets	82	(87)	26	150
Decrease in defined benefit plan liability	(21)	(7)	(68)	(25)
Increase (decrease) in other liabilities	72	(5)	98	(43)
Other operating activities, net	1	—	4	—
Cash provided by operating activities	227	9	438	375

Cash flows used in investing activities
Purchases of property and equipment	(30)	(54)	(98)	(92)
Proceeds from business dispositions	—	—	—	34
Software purchased and developed	(8)	(3)	(16)	(13)
Payments for acquisitions, net of cash acquired	—	(341)	—	(341)
Extinguishment of SRA long term debt and costs	—	(1,101)	—	(1,101)
Reimbursement of SRA related expenses	—	(30)	—	(30)
Other investing activities, net	11	(9)	(4)	(8)
Cash used in investing activities	(27)	(1,538)	(118)	(1,551)

Cash flows (used in) provided by financing activities
Repayment under lines of credit	—	—	(50)	—
Payments of long-term debt	(281)	—	(379)	—
Proceeds from stock options and other employee stock transactions, net	(1)	—	2	—
Repurchase of common stock	(21)	(37)	(29)	(37)
Dividends paid	(17)	—	(51)	—
Payments on lease liability	(15)	(3)	(32)	(13)
Payments to noncontrolling interest	(8)	(18)	(8)	(18
Borrowing under revolving credit facility	—	538	—	200
Borrowings of long term debt	234		234	2,800
Debt issuance cost	(4)		(4)	(56)
Special dividend payment	—	(1,148)	—	(1,148)
Repayment of transitory notes	—		—	(350)
Other financing activities	7	(2)	29	(2)
Cash (used in) provided by financing activities	(106)	(670)	(288)	1,376

Net increase in cash and cash equivalents	94	195	32	200
Cash and cash equivalents at beginning of period	68	10	130	5
Cash and cash equivalents at end of period	$162	$205	162	$205

CSRA INC.
Supplemental Cash Flow Information (unaudited)

(Dollars in millions)	Three Months Ended		Nine Months Ended
	December 30, 2016	January 1, 2016	December 30, 2016	January 1, 2016

Supplemental cash flow information:
Cash paid for income taxes, net	$14	$7	$61	$85
Cash paid for interest	25	13	79	23
Capital expenditures in accounts payable and accrued expenses	1	3	10	14
Capital expenditures through capital lease obligations	65	1	85	1
Non-cash transactions related to financing activities	32	—	32	—
Deferred tax liability	57	210	55	210
Non-cash transfers related to Spin-Off		(475)	—	(475)
Non-cash transactions related to Mergers		(11)	—	(11)
Non-cash equity issued, net of shares held for taxes for SRA Shareholders		(768)	—	(768)
Transfers of remaining net parent investment to additional paid-in-capital		571	—	571

Segment Operating Results
CSRA delivers IT, mission, and operations-related services across the U.S. federal government through two reportable segments–Defense and Intelligence, which supports customers in the Department of Defense (DoD) and Intelligence Community, and Civil, which supports customers in homeland security, law enforcement, healthcare, and other civil agencies as well as certain state and local government agencies. The following table summarizes pro forma revenue and pro forma segment operating income by reportable segment:

	Three Months Ended		Nine Months Ended
(Dollars in millions; unaudited)	December 30, 2016	January 1, 2016	December 30, 2016	January 1, 2016
Pro forma revenue
Defense and Intelligence	$556	$544	$1,699	$1,772
Civil	666	728	2,040	2,138
Total pro forma revenue	1,222	1,272	3,739	3,910
Less: SRA revenue prior to November 30, 2015	—	240	—	950
Total revenue	$1,222	$1,032	$3,739	$2,960

Pro forma segment operating income
Defense and Intelligence	$47	$87	$181	$239
Civil	104	99	310	266
Total pro forma segment operating income	151	186	491	505
Less: SRA segment operating income prior to November 30, 2015	—	55	—	102
Total segment operating income(a)	$151	$131	491	403

Notes:
(a)
Segment operating income excludes actuarial and settlement charges related to pension and other post-employment benefit plans, corporate G&A, separation and merger costs and SRA integration costs. Because this is a non-GAAP measure, using total segment operating income may have limited value as it excludes certain items that may have a material impact on our reported financial results.

For the three months ended December 30, 2016, Defense and Intelligence segment revenues increased by $12 million, or 2 percent, compared to pro forma revenues from the same period of the prior year. The increase was spread across a number of customers and new contracts. Third quarter fiscal year 2017 Civil segment revenues decreased by $61 million, or 8 percent compared to pro forma revenues from the same period of the prior year. The New York Health Insurance Exchange program was the primary source of the decline as a result of the achievement of a major software development milestone in the prior period. In addition, the revenues across Department of Homeland Security customers were lower as the results of expiring contracts.
For the three months ended December 30, 2016, total segment operating margin was 12.3 percent, down 230 basis points compared to pro forma total segment operating income for the third quarter of fiscal year 2016, as profitability enhancements in the Civil segment were more than offset by declines in operating income in the Defense and Intelligence segment.

Non-GAAP Financial Measures
The following tables illustrate the items and means to reconcile non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP. CSRA management believes that these non-GAAP financial measures provide useful additional information to investors regarding the Company’s financial condition and results of operations as they provide another measure of the Company’s profitability and ability to service its debt and are considered important measures by financial analysts covering CSRA. In addition, certain non-GAAP financial measures, including total segment operating income, adjusted EPS, and free cash flow, are used in determining executive compensation. Using non-GAAP measures may have limited value as they exclude certain items that may have a material impact on reported financial results and cash flows. When analyzing CSRA’s performance, investors and securities analysts should evaluate each adjustment in our reconciliation and use pro forma adjusted measures in addition to, and not as an alternative to, GAAP measures.
Pro forma adjusted results include a full period of SRA results; assess the impact of interest, non-backlog-related intangibles amortization, recurring elements of pension income, and other costs as if the separation and merger had occurred at the beginning of the period; and exclude costs directly associated with the separation and merger transactions and the ongoing integration process. The table below summarizes the major adjustments to GAAP to derive pro forma adjusted metrics for each reporting period.

Metric	Q1 and Q2 2017	Q3 2017	Q1 and Q2 2016	Q3 2016
Pro Forma Revenue	None (GAAP)	None (GAAP)	Include: SRA revenue Exclude: Intercompany revenue	Include: SRA revenue Exclude: Intercompany revenue
Pro Forma Adjusted EBITDA	Exclude: Integration costs Spin/merger costs	Exclude: Integration costs Spin/merger costs Pension mark-to- market expense Acceleration of debt financing	Include: SRA EBITDA Pension income CSC IP expense Exclude: Intercompany EBITDA	Include: SRA EBITDA Pension income CSC IP expense Exclude: Intercompany EBITDA Pension mark-to market expense
Pro Forma Adjusted Diluted EPS	Exclude: Integration costs Spin/merger costs SRA backlog amortization	Exclude: Integration costs Spin/merger costs SRA backlog amortization Pension mark-to- market expense Acceleration of debt financing	Include: SRA income Pension income CSC IP expense Exclude: Intercompany income Apply: Normalized interest expense Long-term tax rate Share count at spin	Include: SRA income Pension income CSC IP expense Exclude: Intercompany income Pension mark-to- market expense Apply: Normalized interest expense Long-term tax rate Share count at spin

Pro Forma Adjusted Revenue

CSRA INC.
PRO FORMA REVENUE (unaudited)

	Three Months Ended		Nine Months Ended
(Dollars in millions)	December 30, 2016	January 1, 2016	December 30, 2016	January 1, 2016
Revenue(a)	$1,222	$1,032	$3,739	$2,960
Historical SRA revenue(b)	—	240	—	950
Separation and merger effect(c)	—	—	—	(2)
Pro forma adjusted revenue	$1,222	$1,272	$3,739	$3,908

Notes:
(a)	For the three and nine months ended January 1, 2016, GAAP results reflect the operations of CSRA LLC.
(b)
Revenue prior to the November 30, 2015 merger from the most closely corresponding reporting period, which is October 1, 2015 to November 30, 2015, in the case of the three months ended January 1, 2016 and April 1, 2015 to November 30, 2015, in the case of the nine months ended January 1, 2016.

(c)	Adjustment for inter-company revenue prior to the November 30, 2015 merger.

Pro Forma Adjusted Diluted Earnings Per Share

CSRA INC.
PRO FORMA ADJUSTED DILUTED EARNINGS PER SHARE (unaudited)

	Three Months Ended		Nine Months Ended
(Dollars in millions except per share amounts)	December 30, 2016	January 1, 2016	December 30, 2016	January 1, 2016
Income before income taxes(a)	$204	$58	$434	$256
Historical SRA gain (loss) from continuing operations before taxes(b)	—	(55)	—	(61)
Separation and merger costs(c)	5	138	18	238
One-time integration costs	23	6	31	6
Mark-to-market pension and OPEB expense	(114)	(19)	(114)	(19)
Amortization of funded backlog associated with SRA acquisition(d)	11	6	43	6
Pro forma adjusted income before income taxes	129	134	412	426

Pro forma adjusted income tax expense(e)	48	52	150	165
Pro forma adjusted net income	81	82	262	261
Less: Noncontrolling interest	2	3	9	12
Pro forma adjusted net income attributable to CSRA common stockholders	$79	$79	$253	$249

Pro forma adjusted diluted earnings per common share(f)	$0.48	$0.48	$1.54	$1.51

Notes: Pro forma adjusted net income attributable to CSRA common stockholders may not equal the sum of the component figures due to rounding.
(a)
For the three and nine months ended January 1, 2016, GAAP results reflect the operations of CSRA LLC. The nine-month GAAP results include a pre-tax gain of $17 million on the sale of Welkin, which increased pro forma adjusted net income to shareholders by $10 million and pro forma adjusted diluted EPS by $0.06.

(b)
Income prior to the November 30, 2015 merger from the most closely corresponding reporting period, which is October 1, 2015 to November 30, 2015, in the case of the three months ended January 1, 2016 and April 1, 2015 to November 30, 2015, in the case of the nine months ended January 1, 2016.

(c)	Inter-company income prior to the November 30, 2015 merger plus costs directly associated with the separation and merger transactions, before tax effect.
(d)	Total value of $65 million amortized over one year is included in GAAP Income before income taxes.
(e)	For the three and nine months ended December 30, 2016, the GAAP effective tax rate is applied; for the prior period, the long-term effective tax rate of 39 percent is applied.
(f)	Diluted share count set at share count as of November 30, 2015 for the three and nine months ended January 1, 2016.

Pro Forma Adjusted EBITDA
CSRA defines pro forma adjusted EBITDA as revenue less cost of services and selling, general, and administrative (SG&A) costs. In addition, pro forma adjusted EBITDA excludes periodic mark-to-market adjustments to the pension plan as well as certain non-cash items such as stock-based compensation expense.

CSRA INC.
PRO FORMA ADJUSTED EBITDA (unaudited)(a)

	Three Months Ended		Nine Months Ended
(Dollars in millions)	December 30, 2016	January 1, 2016	December 30, 2016	January 1, 2016
Net income (b)	$128	$51	$276	$171
Historical SRA gain (loss) from continuing operations before taxes(c)	—	(37)	—	(40)
Separation, merger and integration costs(d)	39	66	91	149
Interest expense, net	28	29	87	89
Tax expense on income	76	41	158	136
Depreciation and amortization	50	50	146	149
Amortization of contract-related intangibles	—	2	3	7
Stock-based compensation	4	4	11	10
Restructuring costs	—	—	—	4
Pension and post-retirement actuarial losses (gains), settlement losses, and amortization of other comprehensive income	(114)	18	(114)	9
Gain on disposition of business(e)	—	—	—	(17)
Impact of acquisitions	—	—		3
Pro Forma Adjusted EBITDA	$211	$224	$658	$670

Notes:
(a)
The reconciliation to Pro Forma Adjusted EBITDA differs across periods. For example, Net income for the three and nine months ended January 1, 2016, incorporate amounts furnished in the Form 8-K dated December 24, 2015, derived on the basis described therein; Net income for the three and nine months ended December 30, 2016, is derived from the same basis of accounting used to prepare GAAP financial information for that period.

(b)	For the three and nine months ended December 30, 2016, GAAP results reflect the operations of CSRA LLC.
(c)
SRA income prior to November 30, 2015 merger from the most closely corresponding reporting period, which is October 1, 2015 to November 30, 2015, in the case of the three months ended January 1, 2016 and April 1, 2015 to November 30, 2015, in the case of the nine months ended January 1, 2016.

(d)
Inter-company income prior to the November 30, 2015 merger, costs directly associated with the separation and merger transactions incurred by CSGov and SRA before the merger and CSRA after the merger, intangibles amortization expense associated with SRA’s funded contract backlog, one-time integration costs, and $8 million interest expense in the third quarter of fiscal year 2017 for the acceleration of deferred financing costs in connection with amendments to the term loans.

(e)	Pre-tax gain on the sale of Welkin in April 2015.

Free Cash Flow
CSRA defines free cash flow as equal to the sum of (1) operating cash flows, (2) investing cash flows, excluding business acquisitions, dispositions and investments and (3) payments on capital leases and other long-term asset financings. Free cash flow is further adjusted for certain cash flow items, such as (i) non-recurring separation-related payments and (ii) the relative fiscal quarter impact of net proceeds arising from the initial sale of billed and/or unbilled receivables under the Master Accounts Receivable Purchase Agreement.

CSRA INC.
FREE CASH FLOW (unaudited)

	Three Months Ended		Nine Months Ended
(Amounts in millions)	December 30, 2016	January 1, 2016	December 30, 2016	January 1, 2016
Net cash provided by operating activities	227	9	$438	$375
Net cash (used in) provided by investing activities	(27)	(1,538)	(118)	(1,551)
Acquisitions, net of cash acquired
Payments for acquisitions, net of cash acquired	—	342	—	342
Extinguishment of SRA long-term debt maturities	—	1,101	—	1,101
Reimbursement of acquiree related expenses	—	30	—	30
Initial sales of qualifying accounts receivables(a)	—	(32)	(46)	(208)
Business dispositions	—	—	—	(34)
Payments on capital leases and other long-term assets financing	(15)	(3)	(32)	(13)
Separation-related payments	6	33	24	70
Free cash flow	$191	$(58)	266	$112

Notes:
(a)
Adjustments for the relative impact of the net proceeds arising from the initial sale of billed and/or unbilled receivables under the Purchase Agreement as well as the effect of any new types of sales arising from changes in the agreement. For the three and nine months ended January 1, 2016, amounts represent unbilled and billed receivables, respectively, principally sold by the Computer Sciences GS Business. For the nine months ended December 30, 2016, the amount relates to SRA unbilled receivables under the Purchase Agreement to which SRA was added to during the period. Billed receivables historically sold by SRA under a separate accounts receivable purchase agreement continue under the Purchase Agreement.

CONTACT:
Investors: M. Stuart Davis, 703.641.2267, stuart.davis@csra.com,
Media: Thomas Doheny, 703.641.3220, thomas.doheny@csra.com